EXHIBIT 10.1

EXECUTION COPY

FIRST AMENDMENT TO CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of December    , 2004 by and among POST APARTMENT HOMES, L.P., a Georgia limited partnership (the “Borrower”), each of the undersigned Lenders, and WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent.

     WHEREAS, the Borrower, the Lenders and the Agent have entered into that certain Credit Agreement dated as of January 16, 2004 (the “Credit Agreement”); and

     WHEREAS, the Borrower, the Lenders and the Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

     Section 1. Specific Amendments to Credit Agreement. The parties hereto agree that the Credit Agreement is amended as follows:

     (a) The Credit Agreement is amended by adding to Section 1.1. the following definitions in the appropriate alphabetical location:

     ”Condominium Property” means (a) a Property being developed with multiple residential condominiums on a “ground up” basis or (b) a Multifamily Property that has been converted into residential condominium units, in each case for the purpose of sale. For purposes of this definition and the definition of “Condominium Property Value” a Multifamily Property will be deemed “converted” into residential condominium units once both of the following have occurred: (i) notice of the conversion has been sent to the tenants of such Property and (ii) a declaration of condominium or other similar document is filed with the applicable Governmental Authority.

     ”Condominium Property Value” means (i) for a Multifamily Property converted into residential condominium units, the sum of the following: (a) the Net Operating Income for such Property for the four quarter period ending immediately prior to such conversion divided by 8.00%, plus (b) 80% of cost of capital improvements made to such Property in connection with such conversion not to exceed 25% of the amount determined in accordance with the preceding clause (a), minus (c) with respect to each individual condominium unit sale, 85% of the net sale proceeds (defined as the actual sales price less commissions, fees and any other related expenses not to exceed 5% of the actual sales price) from such sale; provided, however, no value will be attributed to such a Property 24 months after its conversion, and (ii) for a Property being developed with multiple residential condominiums on a “ground up” basis, (a) the Construction-In-Process of such Property minus (b) with respect to each individual condominium unit sale, 85% of the net sale proceeds (defined as the actual sales price less commissions, fees and any other related expenses not to exceed 5% of the actual sales price) from such sale; provided, however, no value will be attributed to such a Property 36 months after actual construction on, or other physical development of, such Property has commenced (other than pre-development site work related to remediation and other limited construction or development in advance of actual project construction). For purposes of determining Condominium Property Value, Capital Reserves shall not be deducted from Net Operating Income. In addition, no value shall be attributable to a Condominium Property at any time following the earlier of (x) all condominium units of such Property having been sold or otherwise conveyed and (y) the management of such Property having been turned over to such Property’s homeowner’s association.

     (b) The Credit Agreement is amended by restating the definition of “Applicable Margin” contained in Section 1.1 as follows:

     ”Applicable Margin” means the percentage per annum determined, at any time, based on the range into which the Borrower’s Credit Rating then falls, in accordance with the table set forth below. The following provisions apply to the determination of the Applicable Margin:

     (a) any change in the Borrower’s Credit Rating which would cause it to move to a different Level in the below table shall effect a change in the Applicable Margin on the Business Day on which such change occurs;

     (b) as of the Agreement Date, the Applicable Margin is determined based on Level 3;

     (c) during any period that the Borrower has received Credit Ratings that are not equivalent, the Applicable Margin shall be determined by the higher of such two Credit Ratings;

     (d) during any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating; and

     (e) during any period for which the Borrower has not received a Credit Rating from either Rating Agency, then the Applicable Margin shall be determined based on Level 4.

	Borrower’s Credit Rating	Applicable Margin	Applicable Margin
Level	(S&P/Moody’s)	for LIBOR Loans	for Base Rate Loans
1	>BBB+/Baa1	0.65%	<0.25%>

2	BBB/Baa2	0.75%	0.0%

3	BBB-/Baa3	0.90%	0.0%

4	< BBB-/Baa3	1.35%	0.25%

     (c) The Credit Agreement is amended by restating the definition of “EBITDA” contained in Section 1.1 in its entirety as follows:

     ”EBITDA” with respect to the Consolidated Group for any period means (without duplication) an amount, determined on a consolidated basis, equal to the sum of (a) the net income (or loss) of the Consolidated Group for such period before minority interests, exclusive of the following (but only to the extent included in the determination of such net income (loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) all provisions for any Federal, state or other income taxes; (iv) asset impairment and restructuring charges, and all other extraordinary or nonrecurring gains and losses; (v) changes in deferred taxes and other noncash items; (vi) noncash expense associated with stock compensation; (vii) distributions on Preferred Securities; and (viii) gains or losses from early extinguishment of Indebtedness and redemption of Preferred Securities (including any gains or losses in respect of any derivative agreements or arrangements in effect that are related to such Indebtedness or Preferred Securities), in each case on a consolidated basis determined in accordance with GAAP applied on a consistent basis; plus (b) Borrower’s pro rata share of “EBITDA” from its Unconsolidated Affiliates (determined for such Unconsolidated Affiliates in a manner consistent with the foregoing), all as determined in accordance with GAAP; plus (c) Net Operating Income in respect of units of Condominium Properties prior to the sale thereof, provided that if such Net Operating Income is a negative number, EBITDA shall be reduced only to the extent, if any, that the amount of such negative Net Operating Income (if considered a positive number) would exceed the aggregate amount of any income or gain realized in respect of sales of units of Condominium Properties during such period in accordance with GAAP. Except as provided in the preceding clause (c), EBITDA shall in no event include any income or gain, in either case, realized on the sale of any portion of a Condominium Property.

     (d) The Credit Agreement is amended by restating clauses (a) and (b) of the definition of “Eligible Property” contained in Section 1.1. as follows:

     (a) such Property is a Multifamily Property or a Condominium Property;

     (b) such Property is owned in fee simple, is a Designated Property, or in the case of a Multifamily Property only, is leased under an Eligible Ground Lease, in any case, by the Borrower or a Subsidiary;

     (e) The Credit Agreement is amended by designating clause (h) of the definition of “Gross Asset Value” as clause (i) and inserting the following immediately after clause (g) in such definition:

          (h) the Condominium Property Value of all Condominium Properties; plus

     (f) The Credit Agreement is amended by adding to the end of the definition of “Gross Asset Value” the following sentence:

For purposes of determining Gross Asset Value, Capital Reserves shall not be deducted from Net Operating Income.

     (g) The Credit Agreement is amended by restating the paragraph immediately following clause (c) of the definition of “Unencumbered Asset Value” contained in Section 1.1. as follows:

Notwithstanding the foregoing, the sum of (without duplication) (i) the Unencumbered Asset Value attributable to Eligible Properties owned by Subsidiaries of the Borrower that are not Guarantors, plus (ii) the Unencumbered Asset Value attributable to Eligible Properties owned by Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries, plus (iii) the Unencumbered Asset Value attributable to the Designated Properties, plus (iv) the Unencumbered Asset Value attributable to Condominium Properties, shall be limited to a maximum amount equal to 15% of the Unencumbered Asset Value; provided, (x) the Unencumbered Asset Value attributable to the Designated Properties shall be limited to a maximum amount equal to 4% of the Unencumbered Asset Value and (y) the Unencumbered Property Value attributable to Eligible Properties owned by Subsidiaries of the Borrower that are not Guarantors, Eligible Properties owned by Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries or Eligible Properties that are Condominium Properties shall, in each case, be limited to a maximum amount equal to 10% of the Unencumbered Asset Value. For purposes of calculating Unencumbered Asset Value, (A) Net Operating Income attributable to Condominium Properties shall be excluded from Unencumbered Adjusted Net Operating Income in the preceding clause (a) and (B) Capital Reserves shall not be deducted from Net Operating Income.

(h) The Credit Agreement is amended by restating Section 9.1.(a) as follows:

     (a) Maximum Leverage Ratio. The ratio of (i) Total Indebtedness to (ii) Gross Asset Value, to exceed 0.60 to 1.0 at any time.

(i) The Credit Agreement is amended by restating Section 9.1.(h) as follows:

     (a) Minimum Unencumbered Assets Leverage Ratio. The ratio of (i) Unencumbered Asset Value to (ii) Unsecured Indebtedness, to be less than 1.67 to 1.00 at any time.

     (j) The Credit Agreement is amended by deleting the word “and” appearing at the end of clause (e) of Section 9.4, restating clause (f) of Section 9.4, adding the following new clause (g) to Section 9.4 and replacing the paragraph immediately following clause (f) of Section 9.4, in each case, as follows:

     (f) Investments in Development Properties (including Condominium Properties being developed on a “ground up” basis) shall not exceed 20% of Gross Asset Value at any time; and

     (g) Investments in Condominium Properties shall not at any time exceed (i) 7.5% of Gross Asset Value minus (ii) the Condominium Property Value of Condominium Properties being developed on a “ground up” basis.

In addition to the foregoing limitations, the aggregate value of all of the items subject to the limitations in the preceding clauses (a) through (g) shall not exceed 30% of Gross Asset Value at any time.

     Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Agent of each of the following, each in form and substance satisfactory to the Agent:

     (a) A counterpart of this Amendment duly executed by the Borrower, the Guarantor and each of the Lenders;

     (b) An Acknowledgment substantially in the form of Exhibit A attached hereto, executed by each Guarantor; and

     (c) Such other documents, instruments and agreements as the Agent may reasonably request.

     Section 3. Representations. The Borrower represents and warrants to the Agent and the Lenders that:

     (a) Authorization. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the GP Sub and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein may be limited by equitable principles generally.

     (b) Compliance with Laws, etc. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Government Approvals or violate any Applicable Laws (including all Environmental Laws) relating to the Borrower; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any material indenture, agreement or other instrument to which the Borrower is a party or by which it or any of its properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower.

     (c) No Default. No Default or Event of Default exists as of the date hereof nor will exist immediately after giving effect to this Amendment.

     Section 4. Reaffirmation of Representations by Borrower. The Borrower hereby repeats and reaffirms all representations and warranties made by the Borrower to the Agent and the Lenders in the Credit Agreement and the other Loan Documents to which it is a party on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full (except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances or transactions, in either event not prohibited herein).

     Section 5. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment.

     Section 6. Expenses. The Borrower shall reimburse the Agent upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

     Section 7. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

     Section 9. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.

     Section 10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

     Section 11. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Credit Agreement to be executed as of the date first above written.

THE BORROWER:

POST APARTMENT HOMES, L.P.

By: Post GP Holdings, Inc., its sole general partner

By:		/s/ Christopher J. Papa

	Name:	Christopher J. Papa

	Title:	Executive Vice President and Chief Financial Officer

[Signatures Continued on Next Page]

[Signature Page to First Amendment to Credit Agreement of Post Apartment Homes, L.P.]

WACHOVIA BANK NATIONAL ASSOCIATION, as Agent and as a Lender			WELLS FARGO BANK, NATIONAL ASSOCIATION

By:		/s/ Cathy A. Casey	By:		/s/ John S. Misiura

	Name:	Cathy A. Casey		Name:	John S. Misiura

	Title:	Director		Title:	Vice President

SUNTRUST BANK			AMSOUTH BANK

By:		/s/ W. John Wendler	By:		/s/ David G. Ellis

	Name:	W. John Wendler		Name:	David G. Ellis

	Title:	Director		Title:	AVP

PNC BANK, NATIONAL ASSOCIATION			JP MORGAN CHASE BANK, N.A. (formerly JP Morgan Chase Bank, for itself and as successor by merger to Bank One, NA)

By:		/s/ Wayne Robertson	By:		/s/ Susan M. Tate

	Name:	Wayne Robertson		Name:	Susan M. Tate

	Title:	Senior Vice President		Title:	Vice President

SOUTHTRUST BANK

By:		/s/ Cathy A. Casey

	Name:	Cathy A. Casey

	Title:	Director

FIRST COMMERCIAL BANK

By:

Name:

Title:

EXHIBIT A

FORM OF GUARANTOR ACKNOWLEDGEMENT

     THIS GUARANTOR ACKNOWLEDGEMENT dated as of December                    , 2004 (this “Acknowledgment”) executed by each of the undersigned (the “Guarantors”) in favor of WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent (the “Agent”) and each “Lender” a party to the Credit Agreement referred to below (the “Lenders”).

     WHEREAS, Post Apartment Homes, L.P. (the “Borrower”), the Lenders, and the Agent have entered into that certain Credit Agreement dated as of January 16, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

     WHEREAS, each of the Guarantor executed and delivered that certain Guaranty dated as of January 16, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”) pursuant to which they guarantied, among other things, the Borrower’s obligations under the Credit Agreement on the terms and conditions contained in the Guaranty;

     WHEREAS, the Borrower, the Agent and the Lenders are to enter into a First Amendment to Credit Agreement dated as of the date hereof (the “First Amendment”), to amend the terms of the Credit Agreement on the terms and conditions contained therein; and

     WHEREAS, it is a condition precedent to the effectiveness of the First Amendment that the Guarantors execute and deliver this Acknowledgment.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

     Section 1. Reaffirmation. Each Guarantor hereby reaffirms its continuing obligations to the Agent and the Lenders under the Guaranty and agrees that the transactions contemplated by the First Amendment shall not in any way affect the validity and enforceability of the Guaranty, or reduce, impair or discharge the obligations of such Guarantor thereunder.

     Section 2. Governing Law. THIS REAFFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

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     IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guarantor Acknowledgement as of the date and year first written above.

POST GP HOLDINGS, INC.		POST LP HOLDINGS, INC.

By:		By:

	Name:		Name:

	Title:		Title:

POST PROPERTIES, INC.

By:

Name:

Title:

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